FOR IMMEDIATE DISTRIBUTION

CUMBERLAND PHARMACEUTICALS
LAUNCHES VAPRISOL® PROMOTION

-Vaprisol marks new product for hospital sales force

Nashville, Tennessee, (Wednesday, May 7, 2014) -Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX) today announced the launch of its active promotional campaign to support its new Vaprisol® product. Cumberland will promote Vaprisol across the United States through its hospital sales force. A National Sales Meeting was convened this week to officially launch active promotion and other efforts to support the brand. Cumberland acquired Vaprisol from Astellas Pharma US earlier this year and has been distributing the product since.

Vaprisol® is a patented, prescription brand indicated to raise serum sodium levels in hospitalized patients with hyponatremia. It is one of two branded prescription products indicated for the treatment of hyponatremia, and is the only intravenous brand available.

Hyponatremia is a common electrolyte disturbance in hospitalized patients, in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia.

Vaprisol offers reliable, defined control with convenient pre-mixed IV dosing for patients with euvolemic and hypervolemic hyponatremia. This product compliments the activities of the Company’s hospital sales force which also promotes Acetadote® and Caldolor®.

“A key component of our growth strategy is to acquire approved brands with market potential that can be unlocked through the active promotional efforts of our sales organization,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We believe Vaprisol reflects our mission to help improve patient care.”

About Vaprisol®

Vaprisol an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol does not require dilution and has a well-defined daily dose of 10 mg, 20 mg, or 40 mg. Vaprisol was approved by the U.S. Food and Drug Administration in 2005 for euvolemic hyponatremia and in 2007 for hypervolemic hyponatremia. For full prescribing information, visit www.vaprisol.com.

About Acetadote
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.com.

About Caldolor
Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever in adults. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticarial, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Cumberland Pharmaceuticals Inc.

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology. Cumberland's marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori and duodenal ulcer disease. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information on Cumberland, please visit the Company’s website www.cumberlandpharma.com.

Important Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company's most recent Form 10-K and subsequent 10-Q's as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

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Contacts:

Investors:
Elizabeth Davis
Cumberland Pharmaceuticals
615-255-0068
investors@cumberlandpharma.com

Media:
Rebecca Kirkham
Lovell Communications
615-297-7766
rebecca@lovell.com